EXHIBIT 99.01

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2006 Ambac Assurance Corporation changed its methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York

February 28, 2007

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2006 and 2005

(Dollars in Thousands Except Share Data)

	2006	2005
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $9,669,972 in 2006 and $8,551,247 in 2005)	$9,877,920	$8,763,832
Short-term investments, at cost (approximates fair value)	232,179	406,530
Other, (cost of $12,845 in 2006 and $13,025 in 2005)	13,397	13,308

Total investments	10,123,496	9,183,670
Cash	23,595	20,469
Securities purchased under agreements to resell	95,000	97,000
Receivable for securities sold	2,382	1,269
Investment income due and accrued	131,538	113,323
Reinsurance recoverable on paid and unpaid losses	3,921	3,730
Prepaid reinsurance	315,498	303,383
Deferred acquisition costs	252,115	201,518
Derivative assets	1,018,886	980,367
Loans	11,291	22,246
Other assets	83,841	140,751

Total assets	$12,061,563	$11,067,726

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$3,048,039	$2,952,696
Losses and loss expense reserve	220,074	304,139
Ceded reinsurance balances payable	20,080	23,746
Obligations under payment agreements	248,415	248,760
Deferred income taxes	208,053	206,727
Current income taxes	61,342	31,468
Payable for securities purchased	95,973	11,641
Derivative liabilities	920,399	879,818
Other liabilities	246,882	227,121

Total liabilities	5,069,257	4,886,116

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2006 and December 31, 2005	82,000	82,000
Additional paid-in capital	1,508,828	1,453,060
Accumulated other comprehensive income	141,927	136,897
Retained earnings	5,259,551	4,509,653

Total stockholder’s equity	6,992,306	6,181,610

Total liabilities and stockholder’s equity	$12,061,563	$11,067,726

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Financial Guarantee:
Gross premiums written	$1,008,361	$1,100,465	$1,050,739
Ceded premiums written	(103,446)	(99,673)	(70,946)

Net premiums written	$904,915	$1,000,792	$979,793

Net premiums earned	$824,579	$820,967	$723,436
Other credit enhancement fees	56,450	49,129	47,326

Net premiums earned and other credit enhancement fees	881,029	870,096	770,762
Net investment income	423,868	378,096	355,262
Net realized investment gains	7,085	6,307	30,004
Net mark-to-market gains on credit derivative contracts	9,068	13,618	17,734
Other income	34,962	5,453	6,756
Financial Services:
Interest income	13,124	12,043	12,059
Derivative products	20,592	18,157	35,568

Total revenues	1,389,728	1,303,770	1,228,145

Expenses:
Financial Guarantee:
Losses and loss expenses	20,004	149,856	69,600
Underwriting and operating expenses	133,790	117,701	106,714
Financial Services:
Interest from payment agreements	9,185	6,785	3,752
Derivative products	5,154	6,372	6,889

Total expenses	168,133	280,714	186,955

Income before income taxes	1,221,595	1,023,056	1,041,190

Income tax expense (benefit):
Current taxes	336,380	270,386	245,423
Deferred taxes	(683)	(5,447)	28,422

Total income taxes	335,697	264,939	273,845

Net income	$885,898	$758,117	$767,345

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2006		2005		2004
Retained Earnings:
Balance at January 1	$4,509,653		$4,104,936		$3,440,591
Net income	885,898	$885,898	758,117	$758,117	767,345	$767,345

Dividends declared – common stock	(136,000)		(353,400)		(103,000)

Balance at December 31	$5,259,551		$4,509,653		$4,104,936

Accumulated Other Comprehensive Income:
Balance at January 1	$136,897		$237,632		$243,053
Unrealized losses on securities, $4,258, $142,141, and $14,005, pre-tax, in 2006, 2005 and 2004, respectively (1)		(2,768)		(92,391)		(9,098)
Foreign currency gain (loss)		7,798		(8,344)		3,677

Other comprehensive income (loss)	5,030	5,030	(100,735)	(100,735)	(5,421)	(5,421)

Total comprehensive income		$890,928		$657,382		$761,924

Balance at December 31	$141,927		$136,897		$237,632

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,453,060		$1,232,701		$1,144,096
Capital contribution	—		199,110		62,606
Capital issuance costs	(3,498)		(5,035)		(4,698)
Stock based compensation	46,317		15,925		14,339
Excess tax benefit related to share-based compensation	12,949		10,359		16,358

Balance at December 31	$1,508,828		$1,453,060		$1,232,701

Total Stockholder’s Equity at December 31	$6,992,306		$6,181,610		$5,657,269

(1) Disclosure of reclassification amount:	2006	2005	2004

Unrealized holding gains (losses) arising during period	$688	$(89,038)	$9,863
Less: reclassification adjustment for net gains included in net income	3,456	3,353	18,961

Net unrealized losses on securities	$(2,768)	$(92,391)	$(9,098)

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$885,898	$758,117	$767,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,813	4,167	2,744
Amortization of bond premium and discount	24,463	14,180	9,903
Share-based compensation	35,206	15,925	14,339
Current income taxes	29,874	15,268	3,944
Deferred income taxes	(597)	(5,592)	28,496
Deferred acquisition costs	(31,212)	(17,429)	(9,470)
Unearned premiums, net	83,228	177,605	257,685
Losses and loss expenses	(84,256)	63,119	50,906
Ceded reinsurance balances payable	(3,666)	5,498	2,865
Net realized investment gains	(7,085)	(6,307)	(30,004)
Other, net	45,450	2,490	(87,303)

Net cash provided by operating activities	980,116	1,027,041	1,011,450

Cash flows from investing activities:
Proceeds from sales of bonds	575,341	1,490,139	1,534,720
Proceeds from matured bonds	378,381	353,727	355,264
Purchases of bonds	(1,994,377)	(2,482,761)	(2,596,124)
Loans	10,955	(10,188)	(3,571)
Change in short-term investments	174,351	78,330	(270,516)
Securities purchased under agreements to resell	2,000	(45,000)	86,795
Other, net	1,057	(67,584)	(5,628)

Net cash used in investing activities	(852,292)	(683,337)	(899,060)

Cash flows from financing activities:
Dividends paid	(136,000)	(353,400)	(103,000)
Capital contributions	—	1,735	62,606
Capital issuance costs	(3,498)	(5,035)	(4,698)
Payment agreements	(345)	(380)	(670)
Net cash collateral received	2,196	17,175	16,062
Short-term financing to affiliates	—	—	(84,280)
Excess tax benefit related to share-based compensation	12,949	—	—

Net cash used in financing activities	(124,698)	(339,905)	(113,980)

Net cash flow	3,126	3,799	(1,590)
Cash at January 1	20,469	16,670	18,260

Cash at December 31	$23,595	$20,469	$16,670

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$263,283	$232,927	$201,333
Interest on affiliate financings	$—	$—	$151
Interest on payment agreements	$8,674	$5,889	$3,082
Cash received during the year for:
Income taxes	$—	$896	$—

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received a capital contribution from its parent company in December 2005 in the form of fixed income and short-term securities amounting to $197,375.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1	BACKGROUND

Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A financial strength ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, and Fitch, Inc. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (“Ambac Financial Group”), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2	SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are described below:

CONSOLIDATION:

The consolidated financial statements include the accounts of Ambac Assurance and all other entities in which Ambac Assurance has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as special purpose entities (“SPEs”), through arrangements that do not involve controlling voting interests.

There are two different accounting frameworks applicable to SPEs; the qualifying SPE (“QSPE”) framework under Statement of Financial Accounting Standards (“SFAS”) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125)”; and the variable interest entity (“VIE”) framework under Financial Interpretation Number (“FIN”) 46(R) “Consolidation of Variable Interest Entities”. The applicable framework depends on the nature of the entity and Ambac Assurance’s relation to that entity.

The QSPE framework is applicable when an entity transfers (sells) financial assets to a SPE meeting certain criteria as defined in SFAS 140. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparties, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. Ambac follows the QSPE model for its medium-term note issuance program and does not consolidate those SPEs.

When the SPE does not meet the QSPE criteria, consolidation is assessed pursuant to FIN 46(R). Under FIN 46(R), a VIE is defined as an entity that is not assessed for consolidation by determining

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

which party maintains a controlling financial interest. As such, a VIE (i) lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties, (ii) equity owners lack the right to make significant decisions affecting the entity’s operations, and (iii) equity owners do not have an obligation to absorb or the right to receive the entity’s losses or returns.

FIN 46(R) requires a variable interest holder (e.g., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. Ambac determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. When qualitative analysis is not conclusive, Ambac Assurance performs a quantitative analysis.

In April of 2006, the FASB issued FASB Staff Position (FSP) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”. FSP FIN 46(R)-6 requires that the analysis of VIEs, in accordance with FIN 46(R), be based on the design of the entity (referred to as a “by design” approach). This evaluation requires an analysis of the nature of risks in a VIE, determining the purpose for which the entity was created, and determining the variability the VIE was designed to create and pass along to its interest holders. Accordingly, Ambac Assurance elected to consider, in its consolidation evaluation, the facts and circumstances surrounding the design of transactions, including participation of all interested parties. This evaluation considers the nature of all subordinate variable interest holders within the design of the transaction. FSP FIN 46(R)-6 permitted retrospective application to the date of the initial application of FIN 46(R). Under this provision, Ambac Assurance elected to retrospectively apply the new guidance as of December 31, 2006. As a result of retrospectively applying FSP FIN 46(R)-6, Ambac Assurance de-consolidated three transactions where it previously had concluded it was the primary beneficiary. Previous reporting periods have also been adjusted to reflect the effects of this de-consolidation. All previously consolidated VIEs are bankruptcy remote special purpose financing entities created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of these entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of these VIEs.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale as defined by SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. Available-for-sale securities are reported in the financial statements at fair value with unrealized gains and losses, net of deferred taxes, reflected in Accumulated Other Comprehensive Income in Stockholder’s Equity and are computed using amortized cost as the basis. Ambac Assurance purchases certain securities which are considered trading securities as defined by SFAS 115. These securities are reported in the financial statements at fair value in “Other Investments”. Net gains and losses from sales and changes in fair

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

value are reported in “Other revenue” in the consolidated Statements of Operations. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities even if they are callable. For bonds purchased at a price above par value that have call features, premiums are amortized to the call date that produces the lowest yield, typically the first call date. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments on a retrospective basis. Short-term investments are carried at cost, which approximates fair value. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

Ambac Assurance has a formal impairment review process for all securities in its investment portfolio. Ambac Assurance conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its amortized cost and the decline is considered “other than temporary.” If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss; net of tax in Accumulated Other Comprehensive Income in Stockholders’ Equity on our Consolidated Balance Sheets. If we believe the decline is “other than temporary”, we write-down the carrying value of the investment and record a loss on our Consolidated Statements of Operations. Factors considered when assessing impairment include: (i) debt securities whose fair values have declined by 20% or more below amortized cost; (ii) debt securities whose market values have declined by 5% or more but less than 20% below amortized cost for a continuous period of at least six months; (iii) recent downgrades by rating agencies; (iv) the financial condition of the issuer; (v) whether scheduled interest payments are past due; and (vi) whether Ambac Assurance has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. Ambac Assurance’s assessment of a decline in value includes management’s current judgment regarding facts and circumstances specific to a security and the factors noted above. If that judgment changes in the future, Ambac Assurance may ultimately record a loss after having originally concluded that the decline in value was temporary.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell represent short-term collateralized financing transactions, and are recorded at their contracted amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and obtains additional collateral as appropriate. At December 31, 2006 and 2005, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

DEFERRED ACQUISITION COSTS:

Financial guarantee insurance costs that vary with and are primarily related to the production of business, have been deferred. Ambac Assurance periodically conducts a study to determine the amount of operating costs that vary with and primarily relate to the acquisition of business and qualify for deferral. These costs include compensation of employees, marketing, and certain other underwriting expenses, net of reinsurance ceding commissions. Premium taxes and reinsurance commissions are deferred in their entirety. Costs associated with credit derivatives are expensed as incurred. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned. Amortization of deferred acquisition costs is adjusted to reflect acceleration of premium revenue due to refundings or calls and to reflect changes in the estimated lives of certain insured obligations amounted to $38,221, $30,582 and $25,260 for 2006, 2005 and 2004, respectively.

LOANS:

Loans are reported at their outstanding principal balances. Interest income is accrued on the unpaid principal balance. A loan is considered impaired when, based on current events and the financial condition of the issuer, it is probable that Ambac Assurance will be unable to collect all principal and interest due according to the contractual terms of the loan agreement.

LOSSES AND LOSS EXPENSES:

Ambac Assurance’s financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the insured obligation fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in the section entitled “Derivative Contracts Classified as Held for Trading Purposes”. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observation of deterioration in the obligor’s credit standing. Based upon Ambac Assurance’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed in the last paragraph of this section, the accounting for credit loss reserves is subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported and are reflected on an undiscounted basis as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reserves. Ambac Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The active credit reserve is established only for adversely classified credits. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration in an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), problems with the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issue. For example, a servicer of a mortgage-backed securitization that does not remain current in its collection efforts could cause an increase in the delinquency and potential default of the underlying obligation.

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac Assurance’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac Assurance. For certain adversely classified credit exposures, Ambac Assurance’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve. Additional remediation activities applied to adversely classified credits can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve Ambac Assurance uses relevant credit-specific information obtained from its remediation efforts to supplement the statistical approach discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and make any necessary adjustments. Active credit reserves were $172,644 and $197,607 at December 31, 2006 and 2005, respectively. The active credit reserves at December 31, 2006 and 2005 were comprised of 55 and 88 credits with net par outstanding of $3,830,759 and $6,319,724, respectively. Included in the calculation of active credit reserves at December 31, 2006 and 2005 was the consideration of $6,859 and $17,479, respectively, of reinsurance which would be due to Ambac Assurance from reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provision for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Ambac Assurance discounts these estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Case basis credit reserves were $47,430 and $106,532 at December 31, 2006 and 2005, respectively. The discount rate applied to case basis credit reserves was 4.50% and 4.75% at December 31, 2006 and 2005, respectively. The case basis credit reserves at December 31, 2006 and 2005 were comprised of 7 and 10 credits, respectively, with net par outstanding of $668,440 and $838,975, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $4,972 and $3,468 at December 31, 2006 and 2005, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $220,074 and $304,139 at December 31, 2006 and 2005, respectively. Due to the relatively small number and large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio. Ambac Assurance’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS No. 60 to the financial guarantee industry, Ambac Assurance does not believe that SFAS No. 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS No. 60 with the guidance in SFAS No. 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS No. 5.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS No. 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contracts in that they are generally irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties applying the existing insurance accounting literature such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences among the industry participants.

In January and February of 2005, the Securities and Exchange Commission staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In June 2005, the Financial Accounting Standards Board (“FASB”) added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed and final guidance are expected to be issued in 2007. When the FASB reaches a final resolution on this issue, Ambac Assurance and the rest of the financial guarantee industry may be required to change some aspects of their loss reserving policies and premium and expense recognition. Until a final standard is released, Ambac Assurance cannot predict how the FASB will resolve this issue and the resulting impact on our financial statements. Until the issue is resolved, Ambac Assurance intends to continue to apply its existing policy with respect to the establishment of both case and active credit reserves.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under payment agreements that represent funds received from various investors and are used to purchase fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at amortized cost. Interest expense is computed based upon daily outstanding liability balances, at rates and periods specified in the agreements. Net interest income related to proceeds received under these payment agreements is included as a component of Financial Services revenue. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Gross premiums are received either upfront (typical of public finance obligations), or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities; and are recorded as unearned

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

premiums. The premium is allocated to each bond maturity proportionately based on total principal amount guaranteed and is recognized as premiums on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

Premiums ceded to reinsurers reduce the amount of net premiums earned by Ambac Assurance from its financial guarantee insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

DERIVATIVE PRODUCT REVENUE:

Ambac Assurance provides interest rate and currency swaps principally to states, municipalities and their authorities and asset-backed issuers in connection with their financings. Ambac Assurance also enters into total return swaps, which contain contractual provisions similar to credit default swaps, with various financial institutions. All interest rate, currency and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivative Contracts section below.

DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138 and SFAS 149”, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designed for hedging relationships or not, are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes are obtained from independent market sources. However, when quotes are not available, Ambac Assurance uses internally developed valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios. The valuation results from these models could differ materially from amounts that would actually be realized in the market. In accordance with the Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), recognition of a trading profit at inception of a derivative transaction is prohibited unless fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. Ambac Assurance defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. The deferral is recognized in income when the market data becomes observable or over the life of the transaction. The fair value

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

includes an adjustment for counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Financial Guarantee Credit Derivatives:

Ambac Assurance, through its subsidiary Ambac Credit Products, enters into credit derivative transactions with various financial institutions. Management views these credit derivative transactions as an extension of its financial guarantee business, under which Ambac Assurance intends to hold its position for the entire term of the related contract. These credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in the Consolidated Statement of Operations. The fee component is reflected in “Other Credit Enhancement Fees”, and the mark-to-market gains or losses associated with fair value changes are reflected in “Net Mark-to-Market Gains on Credit Derivative Contracts”.

Financial Services Derivative Products:

Ambac Assurance, through its subsidiary Ambac Financial Services, provides interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services enters into total return swaps with professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. These contracts are accounted on trade date at fair value. Changes in fair value are recorded as a component of “Derivative Product” revenue in the accompanying Consolidated Statements of Operations.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of ten years or the remaining term of the operating leases using the straight-line method.

PENSION, POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group provides various pension, postretirement and postemployment benefits, including health and life benefits that cover substantially all employees who meet certain age and service requirements. Amounts related to the defined benefit pension plan and postretirement health benefits are charged to expenses based on actuarial determinations. These expenses are allocated for each of Ambac Financial Group’s subsidiaries based on a percentage of payroll. During 2006, the Compensation Committee of the Board of Directors of Ambac Financial Group approved an amendment to the Pension Plan that terminated the Plan effective December 31, 2006. Effective August 1, 2005, new employees were not eligible for postretirement benefits.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

STOCK COMPENSATION PLANS:

The Ambac Financial Group 1997 Equity Plan (the “Equity Plan”) provides for the granting of stock options, stock appreciation rights, restricted stock units (“RSUs”), performance units and other awards that are valued or determined by reference to the Common Stock. Ambac Financial Group generally expects to deliver shares to employees under this plan from its treasury stock. Ambac Financial Group also maintains the Ambac 1997 Non-employee Directors Equity Plan, which provides awards of restricted stock units to non-employee members of Ambac Financial Group’s Board of Directors. The fair value of the stock option awards are attributed over the shorter of the derived vesting periods based on the output of the valuation model or the service period. RSU awards are attributed over the shorter of the vesting or service period.

Since January 1, 2003, Ambac Financial Group accounted for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS No. 123 as amended by SFAS Statement 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” (“SFAS 148”), prospectively to all employee awards granted after January 1, 2003.

Effective January 1, 2006, Ambac Financial Group adopted SFAS No. 123-R, “Share-Based Payment”, (“SFAS No. 123-R”) by using the modified prospective approach to all employee awards granted after the effective date. Beginning with the effective date, SFAS 123-R requires entities to recognize compensation cost for all equity-classified awards after the effective date and for all awards granted to employees prior to the effective date of SFAS No. 123-R that remain unvested on the effective date using the fair-value measurement method and estimating forfeitures for all unvested awards. Key differences between SFAS No. 123-R and SFAS No. 123 are:

•

SFAS No. 123-R provided clarification that the Black-Scholes-Merton model is not appropriate for stock options containing a market condition that affects vesting and the ability to exercise. Stock options granted prior to the adoption of SFAS 123-R were valued using the Black-Scholes-Merton model. Stock options granted in 2006 will vest on the earlier of Ambac Financial Group’s Common Stock achieving certain price targets (market conditions) or meeting the requisite service requirement, therefore, the fair value of each market condition award was estimated on the date of grant using a Monte Carlo simulation model.

•

SFAS 123-R requires compensation expense be recognized for partially vested awards outstanding at its effective date. The expense related to the unvested award will be recognized for the remainder of the requisite service period. Certain market condition stock option grants previously accounted for under APB No. 25 were partially vested as of January 1, 2006. For 2006 approximately $770 of compensation expense is recorded for these partially vested awards.

•

SFAS No.123-R requires the grant date expensing of share-based awards granted to retirement-eligible employees. This is consistent with how Ambac Financial Group recognized such awards under SFAS 123. Based on interpretative guidance under SFAS No. 123-R, Ambac Financial Group must elect to continue to expense awards to

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

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retirement eligible employees on the grant date or accrue in the year prior to the grant date. Ambac Financial Group elected to accrue the estimated cost of future stock-compensation grants to retirement-eligible employees over the service period. Therefore, Ambac will accrue the estimated cost of such awards over the course of the fiscal year preceding the grant date ($8,286 is recognized in 2006).

Stock options and restricted stock unit expenses are allocated to each of Ambac Financial Group’s subsidiaries based on the actual number of stock options and restricted stock units granted to each subsidiary’s employees.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with SFAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are included as a component of “Accumulated Other Comprehensive Income”, net of any related taxes in Stockholder’s Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates.

Foreign currency transaction gains and losses of Ambac Assurance’s U.S. dollar functional currency subsidiaries, arising primarily from sales of long-term foreign denominated investment securities, short-term investment securities and cash denominated in foreign currencies, are reflected in net income. The Consolidated Statements of Operations include pre-tax gains from such foreign exchange items of $8,722, $7,089 and $6,596 for 2006, 2005 and 2004, respectively.

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

FUTURE APPLICATION OF ACCOUNTING STANDARDS:

On February 16, 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS 155 amends SFAS 133 and SFAS 140, and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, eliminate a restriction on the passive derivative instruments that a QSPE may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Ambac Assurance will adopt SFAS 155 on January 1, 2007 and is currently evaluating the implications of SFAS 155 on its financial statements.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is applicable for fiscal years beginning after December 15, 2006. Ambac Assurance will adopt FIN 48 on January 1, 2007 and is currently evaluating the implication of this Interpretation on its financial statements.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Ambac Assurance is currently evaluating the implications of SFAS 157 on its financial statements. In addition, SFAS 157 supersedes certain accounting guidance, which prohibited the recognition of day one gains on certain derivative transactions. With the adoption of SFAS 157, any remaining reserves for day one gains will be reflected as a cumulative effect adjustment to the opening balance of retained earnings.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits reporting entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The fair value option may be applied instrument by instrument, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of SFAS 157, which are described in the previous paragraph. This early adoption election must be made

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within 120 days of the beginning of the fiscal year of adoption provided the entity has not yet issued interim period financial statements. Ambac Assurance is currently evaluating the implications of SFAS 159 on its financial statements.

The FASB is currently working on a number of amendments to the existing accounting standards governing financial guarantees and asset transfers. Upon completion of these standards, Ambac Assurance will need to reevaluate its accounting and disclosures.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

3	CORRECTION OF PREMIUM REVENUE RECOGNITION

For contracts entered into prior to 2004, where installment premiums are billed and collected in arrears, Ambac Assurance recognized revenues for these installment paying financial guarantees when received rather than on an accrual basis. Ambac Assurance has determined that $10,555 of premium income, net of deferred acquisition costs and tax, should have been recorded as premium revenue in periods prior to 2004. This amount was not material to any of the noted periods and therefore is reported as an adjustment to beginning 2004 retained earnings. The impact of the adjustments decreased total assets by $677 and total liabilities by $11,232 at December 31, 2005. There was no effect on the previously reported liquidity or net operating cash flows for either 2004 or 2005. In 2006, the Company is recording financial guarantee premiums on an accrual basis of accounting.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

4	INVESTMENTS

The amortized cost and fair value of investments at December 31, 2006 and 2005 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2006: Fixed income securities:
Municipal obligations	$7,713,739	$233,275	$20,658	$7,926,356
Corporate obligations	195,079	13,160	—	208,239
Foreign obligations	269,834	8,413	1,417	276,830
U.S. government obligations	163,077	22	2,948	160,151
U.S. agency obligations	405,841	90	5,536	400,395
Mortgage and asset-backed securities	922,402	2,115	18,568	905,949
Short-term	232,179	—	—	232,179
Other	12,845	584	32	13,397

	$9,914,996	$257,659	$49,159	$10,123,496

2005: Fixed income securities:
Municipal obligations	$6,477,896	$236,779	$21,513	$6,693,162
Corporate obligations	76,848	13,276	—	90,124
Foreign obligations	178,348	6,186	2,790	181,744
U.S. government obligations	170,335	1,022	1,006	170,351
U.S. agency obligations	559,648	886	4,931	555,603
Mortgage and asset-backed securities	1,088,172	2,644	17,968	1,072,848
Short-term	406,530	—	—	406,530
Other	13,025	434	151	13,308

	$8,970,802	$261,227	$48,359	$9,183,670

Foreign obligations consist primarily of government issued securities, which are denominated in either Pounds sterling, Euros or Australian dollars.

The amortized cost and estimated fair value of investments at December 31, 2006, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
Due in one year or less	$435,686	$439,764
Due after one year through five years	1,465,464	1,474,388
Due after five years through ten years	2,522,641	2,545,972
Due after ten years	4,568,803	4,757,423

	8,992,594	9,217,547
Mortgage and asset-backed securities	922,402	905,949

	$9,914,996	$10,123,496

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following table shows the gross unrealized losses and fair values of Ambac Assurance’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2006: Fixed income securities
Municipal obligations	$728,470	$3,981	$1,129,258	$16,677	$1,857,728	$20,658
Foreign obligations	105,264	1,258	13,090	159	118,354	1,417
U.S. government obligations	28,132	174	111,720	2,774	139,852	2,948
U.S. agency obligations	288,335	3,277	108,404	2,259	396,739	5,536
Mortgage and asset-backed securities	158,570	1,779	646,370	16,789	804,940	18,568
Other	516	32	—	—	516	32

Total temporarily impaired securities	$1,309,287	$10,501	$2,008,842	$38,658	$3,318,129	$49,159

2005: Fixed income securities
Municipal obligations	$1,335,894	$13,839	$278,752	$7,674	$1,614,646	$21,513
Foreign obligations	52,208	1,194	14,228	1,596	66,436	2,790
U.S. government obligations	127,352	881	17,371	125	144,723	1,006
U.S. agency obligations	313,102	4,753	5,525	178	318,627	4,931
Mortgage and asset-backed securities	556,774	8,415	327,752	9,553	884,526	17,968
Other	199	3	538	148	737	151

Total temporarily impaired securities	$2,385,529	$29,085	$644,166	$19,274	$3,029,695	$48,359

At December 31, 2006 and 2005, there were 284 and 267 investments in fixed income securities where the aggregate amortized cost exceeded fair value by $49,159 or 1% and $48,359 or 2%, respectively. Management has determined that the unrealized losses in fixed income securities at December 31, 2006 are primarily attributable to the current interest rate environment and has concluded that these unrealized losses are temporary in nature based upon (a) no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer; and (c) Ambac Assurance’s ability and current intent to hold these securities until a recovery in fair value or maturity. There were no individual securities with material unrealized losses as of December 31, 2006 and 2005. Of the $10,501 and $29,085 that have been in a gross unrealized loss position for less than a year, 100% are rated investment grade for both 2006 and 2005. Of the $38,658 and $19,274 that have been in a gross unrealized loss position for a year or more, 100% and 99% are rated investment grade for 2006 and 2005, respectively. There were impairment write-downs of $119, $340, and $0 in 2006, 2005 and 2004, respectively.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Securities carried at $6,389 and $6,583 at December 31, 2006 and 2005 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Ambac Assurance’s fixed income portfolio included securities covered by guarantees issued by Ambac Assurance (“insured securities”). The published ratings on these securities are triple-A by the major rating agencies as a result of the Ambac Assurance insurance policy. Rating agencies generally do not publish separate underlying ratings (those ratings excluding the Ambac Assurance insurance) because the insurance cannot be legally separated from the underlying security by the insurer. Ambac Assurance obtains underlying ratings through ongoing dialog with rating agencies. At December 31, 2006, one security with a carrying value of $32,689 representing less than 1% of the investment portfolio with an underlying rating of A- was insured by Ambac Assurance.

Net investment income of Ambac Assurance comprised the following:

	2006	2005	2004
Fixed income securities	$417,339	$374,224	$355,672
Short-term investments	9,358	8,061	2,414
Loans	2,071	1,519	2,057

Total investment income	428,768	383,804	360,143
Investment expense	(4,900)	(5,708)	(4,881)

Net investment income	$423,868	$378,096	$355,262

Net realized investment gains were $7,085, $6,307 and $30,004 in 2006, 2005 and 2004, respectively. The following table details amounts included in net realized gains:

	2006	2005	2004
Gross realized gains on securities sold	$3,867	$11,926	$40,346
Gross realized losses on securities sold	(2,839)	(12,727)	(15,996)
Other than temporary impairment on securities	(119)	(340)	—
Foreign exchange gains on investments	6,176	7,448	5,654

Net realized gains	$7,085	$6,307	$30,004

5	REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2006		2005		2004
	Written	Earned	Written	Earned	Written	Earned
Direct	$972,064	$881,681	$1,048,018	$878,109	$1,014,314	$784,767
Assumed	36,297	34,279	52,447	36,478	36,425	37,746
Ceded	(103,446)	(91,381)	(99,673)	(93,620)	(70,946)	(99,077)

Net premiums	$904,915	$824,579	$1,000,792	$820,967	$979,793	$723,436

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance pledged cash and fixed income securities to foreign insurers of $15,331, $13,556 and $15,086 at December 31, 2006, 2005 and 2004, respectively, related to business assumed from those insurers.

The reinsurance of risk does not relieve Ambac Assurance of its original liability to its policyholders. In the event that any of Ambac Assurance’s reinsurers are unable to meet their obligations under reinsurance contracts, Ambac Assurance would nonetheless, be liable to its policyholders in the full amount of its policy.

To minimize exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) is entitled to receive collateral from its reinsurance counterparties in certain reinsurance contracts; and (iii) has certain cancellation rights that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. For the years ended December 31, 2006, 2005 and 2004, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $3,904, $22,936 and $2,581, respectively. Reinsurance recoverables (payables) on paid losses and loss expenses as of December 31, 2006, 2005 and 2004 were ($1,051), $263 and $266, respectively.

Ambac Assurance’s reinsurance assets, including prepaid reinsurance and reinsurance recoverables on losses amounted to $319,419 at December 31, 2006. This credit exposure existed at December 31, 2006 with respect to reinsurance recoverables to the extent that any reinsurer may not be able to reimburse Ambac Assurance under the terms of these reinsurance arrangements. Ambac Assurance requires certain reinsurers to maintain bank letter of credits or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. The collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. At December 31, 2006, approximately 60% of the reinsurance assets were collateralized. All of the balances with respect to the remaining reinsurers had financial strength ratings of AA or better as rated by Standard & Poor’s.

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(Dollar Amounts in Thousands)

6	LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2006	2005	2004
Case basis credit loss and loss expense reserves:
Balance at January 1	$106,532	$133,254	$57,233
Less: reinsurance recoverables	3,468	16,499	2,535

Net balance at January 1	103,064	116,755	54,698

Transfers from active credit reserves:
Current year	34,660	31,274	40,215
Prior years	10,307	41,776	40,765

Total transfers from active credit reserves	44,967	73,050	80,980

Paid (net of recoveries) related to:
Current year	32,895	2,755	214
Prior years	72,673	83,986	18,709

Total paid	105,568	86,741	18,923

Net balance at December 31	42,463	103,064	116,755
Less impact on foreign exchange gains on loss reserves	5	—	—
Plus reinsurance recoverables	4,972	3,468	16,499

Balance at December 31	47,430	106,532	133,254

Active credit reserve:
Balance at January 1	197,607	120,801	132,181
Provision for losses	20,004	149,856	69,600
Transfers to case reserves	(44,967)	(73,050)	(80,980)

Balance at December 31	172,644	197,607	120,801

Total	$220,074	$304,139	$254,055

During 2006, 2005 and 2004, gross losses paid were $126,183, $119,070 and $55,321, respectively. During 2006, 2005 and 2004, other recoveries (under subrogation rights) of losses were $16,711, $9,394 and $33,628, respectively.

The provision for losses and loss expenses represents the expense recorded to bring the total reserve (active credit and case basis credit) to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio as of the reporting date. The provision for losses of $20,004 is the amount recorded as loss and loss expenses in the Consolidated Statements of Operations. The 2006 loss and loss expenses were primarily driven by provisions for losses for deteriorating public finance infrastructure and domestic health care credits, offset by a reduction in provisions of $41,253 for Hurricane Katrina credits. The decrease in the Hurricane Katrina reserves is primarily due to significant state and federal support provided to the

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

region in 2006, particularly the greater New Orleans area. Approximately $730 million of Katrina impacted credits remain in Ambac Assurance’s adversely classified credit portfolio. Ambac Assurance did not pay any Katrina related claims during 2006. Provisions are recognized through the active credit reserve based on the ongoing analysis of the portfolio as discussed in Note 2. Upon default of the underlying credit, the reserve is transferred from active credit reserves to case basis credit reserves. Additional provisions for losses upon further credit deterioration of a defaulted exposure are initially recorded in active credit reserve and subsequently transferred to case basis credit reserve.

Transfers from active credit reserves related to prior years were $10,307 and $41,776 for the years ended December 31, 2006 and 2005, respectively.

Continued deterioration in a previously impaired public finance infrastructure issue was experienced in 2006 offset by favorable development resulting from the final settlement of several credits (including the health care institution discussed below). Ambac Assurance believes the primary factor causing the deterioration is the highly competitive economic environment the issuer’s management is operating in. Ambac Assurance is closely surveilling the credit and is in frequent communication with the issuer’s management. A domestic health care institution, which defaulted in a year prior to 2005, continued to experience significant financial stress in 2005. An enhanced equipment trust that was impacted by a bankruptcy of a commercial airline in 2004, experienced additional losses in 2005 upon the settlement of the trust. In connection with the settlement of the trust, Ambac Assurance purchased three airplanes. In February 2006, Ambac Assurance sold these airplanes and recognized a realized gain of approximately $25,000 (included in “Other income” on our Consolidated Statement of Operations).

7	INCOME TAXES

The total effect of income taxes on income and stockholder’s equity for the years ended December 31, 2006 and 2005 was as follows:

	2006	2005
Total income taxes charged to income	$335,697	$264,939

Income taxes credited to stockholder’s equity:
Unrealized losses on investment securities	(1,490)	(49,750)
Exercise of stock options	(12,949)	(10,359)
Other	3,410	—

Total credited to stockholder’s equity	(11,029)	(60,109)

Total effect of income taxes	$324,668	$204,830

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2006	%	2005	%	2004	%
Computed expected tax at statutory rate	$427,558	35.0%	$358,070	35.0%	$364,417	35.0%
Changes in expected tax resulting from:
Tax-exempt income	(94,045)	(7.7)	(84,760)	(8.3)	(79,564)	(7.6)
Addition to (release of) tax reserves	2,230	0.2	(9,000)	(0.9)	(8,250)	(0.8)
Other, net	(46)	(0.0)	629	0.1	(2,758)	(0.3)

Income tax expense	$335,697	27.5%	$264,939	25.9%	$273,845	26.3%

The addition to tax reserves in 2006 relates to the accrual of interest. The release of tax reserves in 2005 and 2004 relates to the expiration of the statute of limitations of an earlier tax year.

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax liabilities:
Contingency reserve	$366,957	$336,957
Unrealized gains on bonds	73,005	74,495
Deferred acquisition costs	91,840	80,120
Unearned premiums and credit fees	139,339	112,739
Other	12,902	8,560

Total deferred tax liabilities	684,043	612,871

Deferred tax assets:
Tax and loss bonds	331,371	301,371
Loss reserves	98,469	69,805
Compensation	37,989	27,313
Other	8,161	7,655

Sub-total deferred tax assets	475,990	406,144
Valuation allowance	—	—

Total deferred tax assets	475,990	406,144

Net deferred tax liabilities	$(208,053)	($206,727)

Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets. It is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

8	SPECIAL PURPOSE ENTITIES AND VARIABLE INTEREST ENTITIES

Ambac Financial Group has involvement with special purpose entities, including VIEs in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various debt

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

obligations. Second, Ambac Financial Group has sponsored two special purpose entities that issue medium-term notes (“MTNs”) to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group sponsored special purpose entities are considered QSPEs. Lastly, Ambac Assurance is an investor in asset-backed securities issued by VIEs, and, in one transaction, has a beneficial interest in a VIE that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below.

Financial Guarantees:

Ambac Assurance provides financial guarantees in respect of debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance or credit derivative contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization, (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt; such excess cash flow is applied to redeem debt, thus creating over-collateralization.

Qualified Special Purpose Entities:

Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46(R) and accordingly are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2006, there have been 15 individual transactions processed through the QSPEs of which 10 are outstanding. In each case, Ambac Financial Group sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac Financial Group to repurchase or redeem assets of the QSPE. Additionally, Ambac Financial Group’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such purchase, executing derivative hedges and related administrative services. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2006, Ambac Assurance had financial guarantee insurance policies issued for all assets, MTNs and derivative contracts owned and outstanding by the QSPEs.

Ambac’s exposures under these financial guarantee insurance policies as of December 31, 2006 and December 31, 2005 are included in the disclosure in Note 12 “Guarantees in Force”. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2006, 2005 and 2004 were $450,000, $0 and $195,000, respectively. No gains or losses were recognized on the sale. As of December 31, 2006, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities of the QSPEs was $2,013,730, $2,053,512 and $6,021, respectively. When market quotes are not available, fair values are based on internal valuation models, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $5,022, $5,713 and $6,042 for the years ended December 31, 2006, 2005 and 2004, respectively. Ambac Financial Group also received fees for providing other services amounting to $328, $321 and $450 for 2006, 2005 and 2004, respectively.

VIE Beneficial Interest:

Ambac Assurance owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed rate municipal debt securities. These beneficial interests are directly secured by the related municipal debt securities. Ambac Assurance is the primary beneficiary of this entity as a result of its beneficial interest. The fixed rate municipal debt securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $258,976 and $258,806 as of December 31, 2006 and 2005, respectively. The beneficial interests issued to third parties, reported as Obligations under payment agreements on the Consolidated Balance Sheets, were $248,415 and $248,760 as of December 31, 2006 and 2005, respectively. Under the terms of these beneficial interests, the investors have the contractual right to redeem their investment at any time, with five business days notice. As of December 31, 2006 and 2005, the interest rates on these beneficial interests ranged from 2.95% to 4.01% and from 1.49% to 3.55%, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

9	RETIREMENT PLANS

Pensions and Postretirement Health Care and Other Benefits:

Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac Assurance. The benefits are based on years of service and the employee’s average highest salary during five consecutive years of employment within the last ten years of employment. During 2006, the Compensation Committee of the Board of Directors of Ambac Financial Group approved an amendment to the Pension Plan that terminated the Plan effective December 31, 2006. Benefits under the Plan will cease to accrue as of December 31, 2006. Management’s current intention is to settle the Plan’s obligations in 2007. No funding contribution was made to the plan in 2006. In 2007, the Compensation Committee replaced this benefit with an increased matching contribution to Ambac Financial Group’s defined contribution plan.

Pension expense recorded by Ambac Assurance amounted to $1,748, $1,319 and $864 in 2006, 2005 and 2004, respectively.

Ambac Financial Group provides postretirement and postemployment benefits, including health and life benefits covering substantially all employees who meet certain age and service requirements. Effective August 1, 2005, new employees were not eligible for postretirement benefits. All plans are contributory. None of the plans are currently funded. Postretirement and postemployment benefits expense recorded by Ambac Assurance was $1,060, $894 and $479 in 2006, 2005 and 2004, respectively.

Savings Incentive Plan:

Substantially all employees of Ambac Financial Group are covered by a defined contribution plan (the “Savings Incentive Plan”). Ambac Financial Group makes an employer matching contribution of 50% of the employee’s contributions up to 6% of such participants’ base compensation, subject to limits set by the Internal Revenue Code. Effective January 1, 2007, the Compensation Committee of the Board of Directors approved an increase to the matching contribution from 50% to 100% of the employees contribution up to 6%. Ambac Financial Group may also make a Basic Profit Sharing contribution of 3% of base compensation and a Supplemental Profit Sharing contribution of an additional 3% of base compensation to eligible employees. The total cost of the Savings Incentive Plan to Ambac Assurance was $3,588, $3,204 and $3,247 in 2006, 2005 and 2004, respectively.

10	STOCK COMPENSATION

Stock Options:

Stock options awarded to eligible employees are exercisable and expire as specified at the time of grant. Such options are awarded based on the closing fair market value of the Common Stock as traded on the New York Stock Exchange on the grant date and have a term of seven years from the date of the grant. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement, permanent disability or death. Total stock option expense for Ambac Assurance amounted to $14,667, $9,621 and $11,510 in 2006, 2005 and 2004, respectively. The net income effect from stock options for 2006, 2005 and 2004 were $5,463, $3,552 and $3,769, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

RSUs:

RSUs are granted to all eligible employees based upon the performance of Ambac Financial Group, the performance of the employee’s department and the performance of the employee. Officers at the level of Managing Director and above, can, in lieu of the first twenty-five percent of their cash bonus, receive RSUs. These RSUs are granted at a twenty-five percent discount to the fair market value of Ambac Financial Group common stock on the date of grant. These employees can elect to defer more than twenty-five percent of their cash bonus in the form of RSUs, however, the aforementioned discount does not apply. RSUs do not have a vesting period in excess of four years. Typically, RSU agreements provide that vesting is accelerated in certain circumstances, such as retirement, permanent disability or death. The cost of the program for Ambac Assurance for the years ended December 31, 2006, 2005 and 2004 amounted to $20,866, $17,533 and $10,787, respectively. The net income effect from RSUs for 2006, 2005 and 2004 were $8,632, $7,097 and $4,326, respectively.

11	COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future minimum net lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2007	$9,260
2008	9,338
2009	9,497
2010	9,944
2011	9,967
All later years	72,489

$120,495

Rent expense for the aforementioned leases amounted to $9,966, $10,018 and $8,507 for the years ended December 31, 2006, 2005 and 2004, respectively.

A subsidiary of Ambac Financial Group provides a $360,000 liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility, which is guaranteed by Ambac Assurance, provides temporary funding in the event that the reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2006.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

12	GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $567,578,000 and $523,247,000 at December 31, 2006 and 2005, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $519,043,000 and $479,085,000 at December 31, 2006 and 2005, respectively. As of December 31, 2006 and 2005, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding (1)
(Dollars in Millions)	2006	2005
Public Finance:
Lease and tax-backed revenue	$89,042	$82,584
General obligation	62,834	57,982
Utility revenue	38,313	36,877
Health care revenue	27,849	26,994
Transportation revenue	24,979	23,718
Higher education	22,068	20,203
Housing revenue	10,996	10,152
Other	6,181	5,556

Total Public Finance	282,262	264,066

Structured Finance:
Mortgage-backed and home equity	46,239	48,869
Pooled debt obligations	40,568	25,746
Asset-backed and conduits	34,815	32,505
Student loan	18,404	16,538
Investor-owned utilities	17,345	16,398
Other	5,212	4,296

Total Structured Finance	162,583	144,352

International Finance:
Pooled debt obligations	19,978	23,427
Asset-backed and conduits	17,863	15,356
Mortgage-backed and home equity	11,951	14,627
Investor-owned and public utilities	10,531	8,052
Sovereign/sub-sovereign	6,344	3,585
Transportation revenue	6,303	4,951
Other	1,228	669

Total International Finance	74,198	70,667

	$519,043	$479,085

(1)	Included in the above exposures are credit derivatives. Total credit derivative net par outstanding amounted to $55,460 and $43,712 at December 31, 2006 and 2005, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

As of December 31, 2006 and 2005, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2006	2005
United Kingdom	$27,253	$22,761
Australia	6,126	5,139
Germany	5,852	5,895
Japan	4,391	4,274
Italy	2,167	1,843
Internationally diversified	19,180	22,874
Other international	9,229	7,881

Total International Finance	$74,198	$70,667

Internationally diversified obligations represent pools of geographically diversified exposures which includes significant components of domestic exposure.

Gross financial guarantees in force (principal and interest) was $887,448,000 and $801,085,000 at December 31, 2006 and 2005, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $802,694,000 and $726,612,000 as of December 31, 2006 and 2005, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 10.6% and 6.6% of the total at December 31, 2006. No other state accounted for more than five percent. The highest single insured risk represented 0.5% of the aggregate net par amount guaranteed.

In connection with its financial guarantee business, Ambac Assurance has outstanding commitments to provide guarantees of $25,551,000 at December 31, 2006. These commitments relate to potential future debt issuances or increases in funding levels for existing insurance or credit derivative transactions. Commitments relating to future debt issuances generally have fixed termination dates and are contingent on the satisfaction of all conditions set forth in the contract. Since these commitments may expire unused or be reduced or cancelled at the counterparty’s request, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

13	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating fair values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments:  The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Short-term investments and cash:  The fair values of short-term investments and cash approximates amortized cost.

Other investments:  The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

Securities purchased under agreements to resell:  The fair value of securities purchased under agreements to resell approximates carrying value.

Investment income due and accrued:  The fair value of investment income due and accrued approximates carrying value.

Loans:  The fair value of loans approximates carrying value.

Derivative contracts:  The fair values of interest rate swaps, currency swaps, total return swaps and credit derivative transactions are determined by market quotes or valuation models when market quotes are not available.

Obligations under payment agreements:  The fair value of payment agreements approximates carrying value.

Liability for net financial guarantees written:  The fair value of the liability for financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve less prepaid reinsurance plus the present value of estimated future installment premiums, less an estimated ceding commission thereon. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios.

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2006		2005
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$9,878	$9,878	$8,764	$8,764
Short-term investments	232	232	407	407
Other investments	13	13	13	13
Cash	24	24	20	20
Securities purchased under agreements to resell	95	95	97	97
Investment income due and accrued	132	132	113	113
Derivative assets	1,019	1,019	980	980
Loans	11	11	22	22
Financial liabilities:
Obligations under payments agreements	248	248	249	249
Derivative liabilities	920	920	880	880
Liability for net financial guarantees written	2,733	3,515	2,649	3,322

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

14	INSURANCE REGULATORY

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without notifying the Wisconsin Insurance Commissioner 30 days in advance of payment. Based upon these restrictions, at December 31, 2006, the maximum amount that will be available during 2007 for payment of dividends by Ambac Assurance is approximately $370,000. Ambac Assurance paid cash dividends of $136,000, $353,400 and $103,600 on its common stock in 2006, 2005 and 2004, respectively. The 2005 amounts required regulatory approval since it exceeded the statutorily prescribed threshold.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2006 and 2005, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Wisconsin has adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and releases from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $322,786, $265,536 and $235,881 for 2006, 2005 and 2004, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Statutory capital and surplus was $3,696,876 and $3,327,484 at December 31, 2006 and 2005, respectively. Qualified statutory capital was $6,370,991 and 5,648,813 at December 31, 2006 and 2005, respectively. Statutory net income for Ambac Assurance was $788,989, $707,402 and $693,176 for 2006, 2005 and 2004, respectively. Statutory capital and surplus differs from stockholders’ equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

15	LINES OF CREDIT

On July 28, 2005, Ambac Financial Group and Ambac Assurance, as borrowers, entered into a $400,000 five year unsecured, committed revolving credit facility (the “Credit Facility”) with a group of highly rated banks (the “Banks”). The Credit Facility was amended on July 28, 2006 to extend the final maturity date from July 28, 2010 to July 28, 2011. The Credit Facility provides for borrowings by Ambac Financial Group and Ambac Assurance on a revolving basis up to an aggregate of $400,000 at any one time outstanding, which maximum amount may, at Ambac Financial Group’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500,000.

Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility until the final maturity date. Loans may be denominated in U. S. Dollars or certain other currencies at the option of Ambac Financial Group and/or Ambac Assurance. Ambac Financial Group and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s Base Rate and the Federal Funds Rate plus 0.5%, plus the Applicable Margin (as defined in the Credit Facility) or (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR plus the Applicable Margin. There are no outstanding loans under the Credit Facility. Neither Ambac Financial Group nor Ambac Assurance have previously incurred any borrowing under this or prior similar facilities.

The Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants requiring Ambac Financial Group to: (i) maintain as of the end of each fiscal quarter a debt-to-capital ratio, excluding debt consolidated under FIN 46, of not more than 30%, and (ii) maintain at all times total stockholders’ equity equal to or greater than $2,800,000. The stockholders’ equity financial covenant will increase annually, in an amount equal to 15% of Ambac Financial Group’s prior fiscal year’s net income and 15% of the net proceeds of any future equity issuances. As a result, the stockholders’ equity financial covenant will increase to $2,930,000 for 2007. The Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Ambac Financial Group or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting Ambac Financial Group or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of Ambac Financial Group and/or Ambac Assurance. Ambac Financial Group and Ambac Assurance are in full compliance with the terms and conditions of the Credit Facility.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative, subject to certain limited exceptions, only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high-quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s, respectively. During 2006 and 2005, Ambac Assurance incurred fees related to these perpetual put options of $3,497 and $5,035, respectively. Put option fees are recorded in adjusted paid-in capital in the Consolidated Balance Sheets.

15	RELATED PARTY TRANSACTIONS

During 2006 and 2005, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2006 and 2005, the principal amount of investment agreements and investment repurchase agreements insured was $7,558,072 and $6,470,998, respectively, including accrued interest. The guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2006 and 2005, had an aggregate fair value of $7,727,706 and $6,649,413, respectively. Certain investment agreements may be terminated at fair value. During 2006 and 2005, Ambac Assurance recorded gross premiums written of $8,383 and $3,481, and net premiums earned of $9,646 and $3,682, respectively, related to these agreements.

During 2006 and 2005, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2006 and 2005, these contracts had an outstanding notional amount of approximately $2,666,261 and $2,068,000, respectively. As of December 31, 2006 and 2005, Ambac Financial Services recorded net liabilities of $253,332 and $72,291, respectively, related to these transactions.

In 2006 and 2005, Ambac Assurance received capital contributions totaling none and $199,110, respectively, from Ambac Financial Group, Inc.

16	SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including credit derivatives) for public finance and structured finance obligations

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

and (2) financial services, which provides payment agreements, interest rate, currency and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Intersegment revenues include the premiums earned under those agreements. Ambac Assurance guarantees swap obligations and receives dividends from its Financial Services subsidiaries. Such premiums are determined as if they were premiums to third parties, that is, at current market prices. In 2006 and 2005, Financial Guarantee intersegment revenues include dividends of $41,600 and $2,500, respectively, from the Financial Services segment.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2006, 2005 and 2004:

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2006:
Revenues:
External customers	$1,356,012	$33,716	$—	$1,389,728
Intersegment	48,092	—	(48,092)	—

Total revenues	$1,404,104	$33,716	$(48,092)	$1,389,728

Income before income taxes:
External customers	$1,202,218	$19,377	$—	$1,221,595
Intersegment	50,788	(9,188)	(41,600)	—

Total income before income taxes	$1,253,006	$10,189	$(41,600)	$1,221,595

Identifiable assets	$10,690,560	$1,371,003	$—	$12,061,563

2005:
Revenues:
External customers	$1,273,570	$30,200	$—	$1,303,770
Intersegment	5,005	—	(5,005)	—

Total revenues	$1,278,575	$30,200	$(5,005)	$1,303,770

Income before income taxes:
External customers	$1,006,013	$17,043	$—	$1,023,056
Intersegment	7,321	(4,821)	(2,500)	—

Total income before income taxes	$1,013,334	$12,222	$(2,500)	$1,023,056

Identifiable assets	$9,727,311	$1,340,415	$—	$11,067,726

2004:
Revenues:
External customers	$1,180,518	$47,627	$—	$1,228,145
Intersegment	20,018	—	(20,018)	—

Total revenues	$1,200,536	$47,627	$(20,018)	$1,228,145

Income before income taxes:
External customers	$1,004,204	$36,986	$—	$1,041,190
Intersegment	21,804	(4,146)	(17,658)	—

Total income before income taxes	$1,026,008	$32,840	$(17,658)	$1,041,190

Identifiable assets	$9,009,435	$1,616,425	$—	$10,625,860

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands, Except Share Amounts)

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004
Gross premiums written:
United States	$720,991	$871,191	$820,632
United Kingdom	143,872	81,492	110,225
Other international	143,498	147,782	119,882

Total:	$1,008,361	$1,100,465	$1,050,739

Net premiums earned and other credit enhancement fees:
United States	$655,465	$654,856	$558,877
United Kingdom	77,781	64,335	60,731
Other international	147,783	150,905	151,154

Total:	$881,029	$870,096	$770,762

Internationally diversified includes significant components of domestic exposure.